Exhibit 99.1

QKL Stores Inc. Announces First Quarter 2015 Financial Results

-- 1Q15 Revenue Decreased by 7.7% to $92.6 million from $86.0 million in 1Q14--

-- 1Q15 Gross Profit Decreased by 4.1% to $15.3 million from $14.7 million in 1Q13 –

Daqing, China, May 15, 2015 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the first quarter ended March 31, 2015.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We closed two stores in the first quarter, and finished the first quarter operating a total of 47 stores, comprised of 26 supermarkets, 17 hypermarkets and 4 department stores. As our new store opening plan for 2015, the two more new stores are going to open in the second half of the year, we expect our profitability to improve as we benefit from our improving new store sales, increased same store sales at existing stores and reduced store opening and promotional expenses.”

“We were also pleased with the improvement of our operating cash flows in the first quarter due to a reduction in inventory after the peak Chinese New Year season and a decrease in other receivables attributable to cash recovery from our vendors after the busy holiday season. We are pleased with our execution in the first quarter and are setting the stage for increased top and bottom line growth in the coming quarters.”

First Quarter 2015 Financial Results

Revenue increased $6.6 million, or 7.7%, to $92.6 million for the three months ended March 31, 2015 from $86.0 million for the three months ended March 31, 2014. Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2014. Same store (42 stores) sales generated approximately $79.6 million in sales in the first quarter of 2015, a decrease of $0.7 million, or 0.9% compared with $80.3 million in net sales in the first quarter of 2014. New store sales increased, reflecting the opening of five new stores since January 1, 2014. The store generated approximately $10.8 million in sales in the first quarter of 2015.

Gross profit, or total revenue minus cost of sales, increased by $0.6million, or 4.1%, to $15.3million, or 16.5% of net sales, in the first quarter of 2015from $14.7 million, or 17.1% of net sales, in the first quarter of 2014. The change in gross profit was primarily attributable to an increase in net sales of $6.6million in the first quarter of 2015compared to the first quarter of 2014.The decrease in gross profit relative to net sales was due to competitions arising from the increasing challenge from the online shopping that have significant pricing pressure on our selling of high margin products.

Selling expenses were$16.3million, or 17.6% of net sales, in the first quarter of 2015, and$13.3 million, or 15.4% of net sales, in the first quarter of 2014. The change in selling expenses was mainly due to a increase in expenses in labor costs, promotion expenses, utilities for three months ended March 31, 2015 compared to the same period in 2014. In specific, labor costs increased by $0.8 million or 15.4%, to $6.0 million in the first quarter of 2015 from $5.2 million in the first quarter of 2014. Promotion expenses increased by $0.5 million, or 50.0%, to $1.5 million in the first quarter of 2015 from $1.0 million in the first quarter of 2014. Utilities increased by $0.4 million, or 28.6%, to $1.8 million in the first quarter of 2015 from $1.4 million in the first quarter of 2014.

General and administrative expenses decreased by $0.7 million, or 21.9%, to $2.5 million, or 2.7% of net sales, in the first quarter of 2015 from $3.2 million, or 3.8% of net sales, in the first quarter of 2014. The decrease was mainly due to the control of our administrative expenses.

Our net loss for the first three months of 2015 was $4.6 million, or $3.01 per diluted share, from $3.1 million, or $2.01 per diluted share in the prior year period. The number of shares used in the computation of diluted EPS was 1,522,326 for the first three months of 2015 and 2014.

Conference Call

The Company will conduct a conference call to discuss its first quarter 2015 results on Friday, May 15, 2015 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10046673.

Participant Dial In (Toll Free):	1-877-870-4263
Participant International:	1-412-317-0790
Canadian Dial In (Toll Free):	1-855-669-9657
China (N) Toll Free:	4001-201203
China (S) Toll Free:	4001-201203
Hong Kong Toll Free:	800-905945

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash	$43,556,481	$9,013,006
Restricted cash	21,321,692	8,623,748
Accounts receivable	777,226	949,211
Inventories	36,059,844	62,605,754
Other receivables	20,798,536	21,375,611
Prepaid expenses	12,165,117	12,114,028
Advances to suppliers	8,142,582	8,653,037
Deferred income tax assets – current portion	2,830,110	2,839,714
Total current assets	145,651,588	126,174,109
Property, plant and equipment, net	38,315,997	37,843,171
Land use rights, net	679,640	684,375
Deferred income tax assets – non-current portion	61,937	61,681
Other assets	11,954	11,880
Total assets	$184,721,116	$164,775,216
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$85,449,139	$60,201,757
Accounts payable	36,109,828	37,206,633
Cash card and coupon liabilities	14,240,625	14,539,728
Customer deposits received	1,990,598	2,005,136
Accrued expenses and other payables	23,413,936	23,147,611
Income taxes payable	119,810	241,189
Total current liabilities	161,323,936	137,342,054
Total liabilities	161,323,936	137,342,054

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at March 31, 2015 and December 31, 2014	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at March 31, 2015 and December 31, 2014	5,294	5,294
Additional paid-in capital	93,746,014	93,746,014
Retained earnings – appropriated	8,338,153	8,338,153
Retained earnings	(93,699,363)	(89,116,190)
Accumulated other comprehensive income	15,005,560	14,458,369
Total shareholders’ equity	23,397,180	27,433,162
Total liabilities and shareholders’ equity	$184,721,116	$164,775,216

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)
	Three Months Ended March 31,
	2015	2014

Net sales	$92,557,686	$86,032,676
Cost of sales	77,297,468	71,300,517
Gross profit	15,260,218	14,732,159

Operating expenses:
Selling expenses	16,331,821	13,280,183
General and administrative expenses	2,509,702	3,233,410
Total operating loss	18,841,523	16,513,593

Loss from operations	(3,581,305)	(1,781,434)

Non-operating expense:
Interest income	86,441	230,098
Interest expense	(1,080,214)	(1,499,243)
Total non-operating loss	(993,773)	(1,269,145)

Loss before income taxes	(4,575,078)	(3,050,579)

Income taxes	8,095	5,872

Net loss	(4,583,173)	(3,056,451)

Comprehensive income statement:
Net loss	(4,583,173)	(3,056,451)
Foreign currency translation adjustment	547,191	(753,173)
Comprehensive loss	$(4,035,982)	$(3,809,624)

Basic loss per share of common stock	$(3.01)	$(2.01)
Diluted loss per share	$(3.01)	$(2.01)

Weighted average shares used in calculating loss per common stock – basic	1,522,326	1,522,326
Weighted average shares used in calculating loss per common stock – diluted	1,522,326	1,522,326

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,583,173)	$(3,056,451)
Depreciation	1,026,828	1,646,376
Amortization	7,546	7,383
Share-based compensation	-	102,014
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	175,243	241,021
Inventories	27,301,888	10,390,643
Other receivables	663,179	2,167,725
Prepaid expenses	(814)	3,544,791
Advances to suppliers	544,248	2,185,374
Accounts payable	(1,246,364)	(4,683,343)
Cash card and coupon liabilities	(358,050)	4,352,101
Customer deposits received	(22,771)	(322,039)
Accrued expenses and other payables	174,517	1,423,767
Income taxes payable	(121,906)	(25)
Net cash provided by operating activities	23,560,371	17,999,337

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,341,384)	-
Increase of restricted cash	(12,613,111)	(81,623)
Net cash used in investing activities	(13,954,495)	(81,623)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings	(35,804,961)	-
Bank loan borrowing	60,705,683	3,268,054
Net cash used in financing activities	24,900,722	3,268,054

Effect of foreign currency translation	36,877	(228,009)

Net increase in cash	34,506,598	21,185,768
Cash – beginning of period	9,013,006	9,245,212
Cash – end of period	$43,556,481	$30,202,971

Supplemental disclosures of cash flow information:
Interest paid	$1,080,214	$1,499,243
Income taxes paid	$171,121	$5,847